AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1996
                                                            FILE NO. 333-10635
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      APPLE RESIDENTIAL INCOME TRUST, INC.
        (Exact name of registrant as specified in governing instruments)

                 306 East Main Street, Richmond, Virginia 23219
                    (Address of principal executive offices)

                                 Glade M. Knight
                              306 East Main Street
                            Richmond, Virginia 23219
                     (Name and address of agent for service)

                                    Copy to:
           Leslie A. Grandis, McGuire, Woods, Battle & Boothe, L.L.P.
                   One James Center, Richmond, Virginia 23219

                            ------------------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_______________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_______________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                      APPLE RESIDENTIAL INCOME TRUST, INC.
                              CROSS REFERENCE SHEET

                      ITEM NUMBER AND CAPTION                              LOCATION IN PROSPECTUS
         ------------------------------------------------ -------------------------------------------------------
1.       Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus................   Forepart of Registration Statement and Outside Front
                                                          Cover Page
2.       Inside Front and Outside Back Cover Pages of
         Prospectus....................................   Inside Front and Outside Back Cover Pages
3.       Summary Information, Risk Factors and Ratio of   Summary of the Offering; Risk Factors; Summary of
         Earnings to Fixed Charges.....................   Organizational Documents -- Shareholder Liability
4.       Determination of Offering Price...............   Risk Factors -- Arbitrary Share Offering Prices
5.       Dilution......................................   Risk Factors -- Potential Dilution; Summary of
                                                          Organizational Documents -- Issuance of Securities
6.       Selling Security Holders......................   Not Applicable
7.       Plan of Distribution..........................   Plan of Distribution
8.       Use of Proceeds...............................   Estimated Use of Proceeds
9.       Selected Financial Data.......................   Not Applicable
10.      Management's Discussion and Analysis of
         Financial Condition and Results of Operations.   Management's Discussion and Analysis of Financial
                                                          Condition
11.      General Information as to Registrant..........   Summary of the Offering; Business and Properties;
                                                          Management
12.      Policy with Respect to Certain Activities.....   Summary of the Offering; Investment Objectives and
                                                          Policies; Summary of Organizational Documents; Reports
                                                          to Shareholders
13.      Investment Policies of Registrant.............   Summary of the Offering; Investment Objectives and
                                                          Policies
14.      Description of Real Estate....................   Business and Properties
15.      Operating Data................................   Business and Properties
16.      Tax Treatment of Registrant and its Security
         Holders.......................................   Summary of the Offering; Federal Income Tax
                                                          Considerations; Investment by Tax-Exempt Entities
17.      Market Price of and Dividends on the
         Registrant's Common Equity and Related
         Stockholder Matters...........................   Distribution Policy
18.      Description of Registrant's Securities........   Summary of the Offering; Description of Capital Stock
19.      Legal Proceedings.............................   Business and Properties -- Legal Proceedings
20.      Security Ownership of Certain Beneficial
         Owners and Management.........................   Principal and Management Stockholders


                      ITEM NUMBER AND CAPTION                              LOCATION IN PROSPECTUS
         ------------------------------------------------ -------------------------------------------------------
21.      Directors and Executive Officers..............   Management
22.      Executive Compensation........................   Compensation; Management
23.      Certain Relationships and Related Transactions   Summary of the Offering; Compensation; Conflicts of
                                                          Interest; Management; The Advisor and Affiliates
24.      Selection, Management and Custody of
         Registrant's Investments......................   Summary of the Offering; Compensation; Conflicts of
                                                          Interest; Investment Objectives and Policies;
                                                          Management; The Advisor and Affiliates
25.      Policies with Respect to Certain Transactions    Investment Objectives and Policies; Conflicts of
                                                          Interest
26.      Limitation of Liability ......................   Risk Factors; Summary of Organizational Documents
27.      Financial Statements and Information .........   Index to Financial Statements
28.      Interests of Named Experts and Counsel........   Legal Opinions
29.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities   Risk Factors; Summary of Organizational Documents


                   II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following are estimates of the expenses to be incurred in connection with the issuance and distribution of the securities to be registered:

SEC registration fee ....................................             $   86,208
NASD filing fee .........................................                 25,500
Printing and engraving fees .............................                250,000
Legal fees and expenses .................................                300,000
Accounting fees and expenses ............................                200,000
Blue Sky fees and expense ...............................                 50,000
Escrow agent and registrar ..............................                 20,000
Registrant travel expense ...............................                 30,000
Marketing Expense Allowance .............................              6,250,000
Contingency .............................................                 38,292
                                                                          ------
 TOTAL ..................................................             $7,250,000
                                                                      ==========

ITEM 31. SALES TO SPECIAL PARTIES.


   On August 7, 1996, the Registrant sold 10 Common Shares to Apple Realty Advisors, Inc. for $100 cash.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES.


   On August 7, 1996, the Registrant sold 10 Common Shares to Apple Realty Advisors, Inc. for $100 cash, in a transaction that was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. On November 14, 1996, the Registrant sold 200,000 Class B Convertible Shares to Glade M. Knight for $20,000 cash, in a transaction that was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.


ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company will obtain, and pay the cost of, directors' and officers' liability insurance coverage which insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

   The Virginia Stock Corporation Act (the "Virginia Act") permits, and the Registrant's Articles of Incorporation and Bylaws require, indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Under Section 13.1-697 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's Articles of Incorporation and Bylaws require indemnification of officers and directors with respect to any action except in the case of willful misconduct, bad faith, reckless disregard of duties or violations of the criminal law. In addition, the Registrant may carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. The Registrant's Articles of Incorporation, as permitted by the Virginia Act, eliminate the damages that may be assessed against a director or officer of the Registrant in a shareholder or derivative proceeding. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws. Reference also is made to the indemnification provisions set forth in the form of Agency Agreement filed as Exhibit 1 hereto.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

   None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 35. FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND EXHIBITS.

   (a) Financial Statements. See Index to Financial Statements for the financial statements which are included in the Prospectus.

   (b) Financial Statement Schedules: None.

   (c) Exhibits. Except as noted, the Exhibits have been previously filed.


EXHIBIT
NUMBERS                              DESCRIPTION OF DOCUMENTS
-------  -----------------------------------------------------------------------
1.1 Agency Agreement between the Registrant and David Lerner Associates, Inc. with form of Selected Dealer Agreement attached as Exhibit A thereto.
1.2 Escrow Agreement among the Registrant, First Union National Bank of North Carolina and David Lerner Associates, Inc.
3.1      Articles of Incorporation of the Registrant.
3.2      Bylaws of the Registrant.
3.3      Articles  of  Amendment  to  the  Articles  of   Incorporation  of  the
         Registrant.
3.4      Articles  of  Amendment  to  the  Articles  of   Incorporation  of  the
         Registrant.
5 Opinion of McGuire, Woods, Battle & Boothe, L.L.P. as to the legality of the securities being registered.
8 Opinion of McGuire, Woods, Battle & Boothe, L.L.P. as to certain tax matters. FILED HEREWITH.
10.1     Advisory   Agreement  between  the  Registrant  and  Apple  Residential
         Advisors, Inc.
10.2 Form of Property Management Agreement between the Registrant and Apple Residential Management Group, Inc.
10.3 Property Acquisition/Disposition Agreement between the Registrant and Apple Realty Group, Inc.
10.4     Apple Residential Income Trust, Inc. 1996 Incentive Plan.
10.5 Apple Residential Income Trust, Inc. 1996 Non-Employee Directors Stock Option Plan.
10.6     Share Purchase Warrants Warrant Agreement.
10.7     Right of First Refusal Agreement.
23.1 Consent of McGuire, Woods, Battle & Boothe, L.L.P. (included in Exhibits 5 and 8).
23.2     Consent of Ernst & Young LLP.
24.1     Power of Attorney of Glade M. Knight.
24.2     Power of Attorney of Ted W. Smith.
24.3     Power of Attorney of Penelope W. Kyle.
24.4     Power of Attorney of Bruce H. Matson.

----------
ITEM 36. UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) That all post-effective amendments will comply with the applicable forms,
rules  and   regulations   of  the   Commission  in  effect  at  the  time  such
post-effective amendments are filed.

   (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The Registrant undertakes to send to each Shareholder at least on an annual basis a detailed statement of any transactions with the Advisor or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

   The Registrant undertakes to provide to the Shareholders the financial statements required by Form 10-K for the first full fiscal year of operations of the Registrant.

   The Registrant undertakes to file during the offering period a sticker supplement pursuant to Rule 424(c) under the Act describing each property not identified in the Prospectus at such time as there arises a reasonable probability of investment in such property by the Registrant and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing Shareholders. Each sticker supplement will also disclose all compensation and fees received by the Advisor or its Affiliates in connection with any such investment. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

   The Registrant undertakes to file, after the end of the offering period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment not previously disclosed in the Prospectus or a supplement thereto involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Shareholders at least once each quarter after the end of the offering period. The Registrant undertakes to file the financial statements required by Form 10-K for the first full fiscal year of operations and will provide the financial information contained therein to the Shareholders. The Registrant undertakes to file a final report on Form SR pursuant to Rule 463 of the Act.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commis sion such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for expenses incurred in a successful defense) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

ITEM 37.

              TABLE VI: ACQUISITION OF PROPERTIES BY CORNERSTONE

   Cornerstone acquired the following properties since inception in 1993. All properties acquired are residential communities. All of Cornerstone's acquisitions are done on a mortgage-free basis. Cost of acquisition represents the total cost of the purchase price including any downpayment.

                                                                                                                     AVERAGE
                                                            CONTRACT                      OTHER         TOTAL      SQUARE FT.
     NAME OF                         DATE OF    NUMBER      PURCHASE    ACQUISITION   EXPENDITURES   ACQUISITION    OF UNITS
    PROPERTY          LOCATION      PURCHASE   OF UNITS      PRICE          FEE        CAPITALIZED       COST          --
----------------  ---------------- ---------- ---------- ------------- ------------- -------------- ------------- ------------
GEORGIA
 West Eagle
  Greens          Augusta          1996       165        $ 4,000,000   $ 80,000      $  582,135     $ 4,662,135     796
 Savannah West    Augusta          1996       456        $ 9,804,000   $196,080      $  101,864     $10,101,944     872
NORTH CAROLINA
 Chase Mooring    Wilmington       1994       224        $ 3,594,000   $ 71,880      $1,239,121     $ 4,905,001     867
 Wimbledon        Wilmington       1994       192        $ 3,300,000   $ 66,000      $1,857,968     $ 5,223,968     863
 Osprey Landing   Wilmington       1995       176        $ 4,375,000   $ 87,500      $1,191,434     $ 5,653,934     981
 Sailboat Bay     Charlotte        1995       358        $ 9,100,000   $182,000      $1,965,617     $11,247,617     906
 Meadow Creek     Charlotte        1996       250        $11,100,000   $222,000      $  472,925     $11,794,925     860
 Beacon Hill      Charlotte        1996       349        $13,300,000   $266,000      $  454,419     $14,020,419     734
 The Hanover      Charlotte        1995       192        $ 5,725,000   $114,500      $  819,716     $ 6,659,216     832
 Bridgetown Bay   Charlotte        1996       120        $ 5,000,000   $100,000      $  302,656     $ 5,402,656     868
 Summer Walk      Concord          1996       160        $ 5,700,000   $114,000      $  412,626     $ 6,226,626     963
 The Meadows      Asheville        1996       176        $ 6,200,000   $124,000      $  425,701     $ 6,749,701   1,066
 Glen Eagles      Winston Salem    1995       166        $ 7,300,000   $146,000      $  200,870     $ 7,646,870     952
 Mill Creek       Winston Salem    1995       220        $ 8,550,000   $171,000      $  331,003     $ 9,052,003     897
 Wind Lake        Greensboro       1995       299        $  8,760,00   $175,200      $  500,727     $ 9,435,927     727
 Willow Creek     Durham           1996       200        $ 8,400,000   $168,000      $   40,807     $ 8,608,807     961
 Hollows          Raleigh          1993       176        $ 4,200,000   $ 84,000      $1,123,091     $ 5,407,091     903
 Trestles         Raleigh          1994       280        $10,350,000   $207,000      $  573,711     $11,130,711     926
 Paces Glen       Charlotte        1996       172        $ 7,425,000   $      0      $  100,425     $ 7,525,425     905
 Signature
  Place           Greenville       1996       171        $ 5,400,000   $      0      $  166,610     $ 5,566,610   1,037
 Sterling Chase   Charlotte        1996       272        $10,125,000   $      0      $   80,457     $10,205,457     699
 Highland Hills   Carrboro         1996       264        $12,100,000   $      0      $  129,865     $12,229,865   1,000
 Parkside at
  Woodlake        Durham           1996       266        $14,550,000   $      0      $  113,886     $14,663,886     865
SOUTH CAROLINA
 Polo Club        Greenville       1993       365        $ 4,300,000   $ 86,000      $2,224,753     $ 6,610,753     842
 Magnolia Run     Greenville       1995       212        $ 5,500,000   $110,000      $  852,679     $ 6,462,679     849
 Breckinridge     Greenville       1995       236        $ 5,600,000   $112,000      $  650,105     $ 6,362,105     726
 Stone Ridge      Columbia         1993       191        $ 3,325,000   $ 66,500      $2,033,488     $ 5,424,988   1,027
VIRGINIA
 County Green     Lynchburg        1993       180        $ 3,800,000   $ 76,000      $1,988,865     $ 5,074,865   1,000
 Ashley Park      Richmond         1996       272        $12,205,000   $244,100      $  231,701     $12,680,801     765
 Trolley Square   Richmond         1996       192        $ 6,000,000   $120,000      $   31,105     $ 6,151,105     559
 Trophy Chase     Charlotteville   1996       185        $ 3,600,000   $ 72,000      $  941,537     $ 4,613,537     803
 Baywatch
  Pointe          Virginia Beach   1995       160        $ 3,372,525   $ 67,451      $1,131,466     $ 4,571,442     911
 Harbour Club     Virginia Beach   1994       214        $ 5,250,000   $105,000      $  440,744     $ 5,795,744     813
 Arbor Trace      Virginia Beach   1996       148        $ 5,000,000   $100,000      $  179,425     $ 5,279,425     850
 Mayflower        Virginia Beach   1993       263        $ 7,634,144   $152,683      $1,267,350     $ 9,054,176     698
 Tradewinds       Hampton          1995       284        $10,200,000   $204,000      $  310,123     $10,714,123     929
 Hampton Glen     Richmond         1996       232        $11,500,000   $      0      $  273,842     $11,773,842     788


   Note: Cornerstone does not have any mortgages on its properties nor have down payments outstanding. In addition all cash expenditures incurred in the acquisition of a community are capitalized.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on November 19, 1996.

                                          APPLE RESIDENTIAL INCOME TRUST, INC.


                                          By: /s/ Glade M. Knight
                                              -------------------------------
                                              Glade M. Knight

                                              President,  and as President,  the
                                              Registrant's  Principal  Executive
                                              Officer,    Principal    Financial
                                              Officer and  Principal  Accounting
                                              Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


       SIGNATURE                         CAPACITIES                          DATE
-----------------------  ------------------------------------------ ----------------------
/s/ Glade M. Knight      Director and President, and As President,  November 19, 1996
-----------------------  the Registrant's Principal Executive
    Glade M. Knight      Officer, Principal Financial Officer and
                         Principal Accounting Officer

        *                 Director                                   November 19, 1996
----------------------
 Ted W. Smith

        *                 Director                                   November 19, 1996
----------------------
 Penelope W. Kyle

        *                 Director                                   November 19, 1996
----------------------
 Bruce H. Matson




*By: /s/ Glade M. Knight
Glade M. Knight,
as attorney-in-fact for the
above-named persons

                                  EXHIBIT INDEX

      (Except as stated, the following Exhibits have been previously filed)


                                                                                   SEQUENTIAL
 EXHIBIT                                                                              PAGE
  NUMBER                                DESCRIPTION                                  NUMBER
--------                                --------------                             ----------
1.1      Agency  Agreement  between the Registrant and David Lerner  Associates,
         Inc.  with form of  Selected  Dealer  Agreement  attached  as Exhibit A thereto.
1.2      Escrow  Agreement  among the  Registrant,  First Union National Bank of
         North Carolina and David Lerner Associates, Inc.
3.1      Articles of Incorporation of the Registrant.
3.2      Bylaws of the Registrant.
3.3      Articles  of  Amendment  to  the  Articles  of   Incorporation  of  the
         Registrant.
3.4      Articles  of  Amendment  to  the  Articles  of   Incorporation  of  the
         Registrant.
5        Opinion of McGuire,  Woods, Battle & Boothe,  L.L.P. as to the legality of the securities being registered.
8        Opinion of McGuire,  Woods,  Battle & Boothe,  L.L.P. as to certain tax matters. FILED HEREWITH.
10.1     Advisory   Agreement  between  the  Registrant  and  Apple  Residential
         Advisors, Inc.
10.2     Form of Property Management  Agreement between the Registrant and Apple
         Residential Management Group, Inc.
10.3     Property  Acquisition/Disposition  Agreement between the Registrant and
         Apple Realty Group, Inc.
10.4     Apple Residential Income Trust, Inc. 1996 Incentive Plan.
10.5     Apple Residential Income Trust, Inc. 1996 Non-Employee  Directors Stock
         Option Plan.
10.6     Share Purchase Warrants Warrant Agreement.
10.7     Right of First Refusal Agreement.
23.1     Consent  of  McGuire,  Woods,  Battle &  Boothe,  L.L.P.  (included  in
         Exhibits 5 and 8).
23.2     Consent of Ernst & Young LLP.
24.1     Power of Attorney of Glade M. Knight.
24.2     Power of Attorney of Ted W. Smith.
24.3     Power of Attorney of Penelope W. Kyle.
24.4     Power of Attorney of Bruce H. Matson.
